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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

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
Name:                                                MERCURY ASSET
                                                     MANAGEMENT V.I. FUNDS, INC.


Address of Principal Business Office
(No. & Street, City, State, Zip Code):               P.O. Box 9011, Princeton, N. J. 08543-9011

Telephone Number
(including area code):                               609-282-2800

Name and address of agent                            Jeffrey M. Peek
of service process:                                  Mercury Asset Management V.I. Funds, Inc.
                                                     P.O. Box 9011
                                                     Princeton, New Jersey  08543-9011
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CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                    [X] Yes   [ ] No

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 14th day of December, 1998.

                                  MERCURY ASSET MANAGEMENT V.I. FUNDS, INC.

                                  By: /s/ Lorraine D. Mandel
                                      ----------------------------
                                      Lorraine D. Mandel, Director

Attest: /s/ Julie Haber
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        /s/ John Templeton
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